Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

dated as of July 9, 2007

by and between

CINACALCET ROYALTY SUB LLC,

a Delaware limited liability company,

as issuer of the Notes,

and

U.S. BANK NATIONAL ASSOCIATION.

as initial trustee of the Notes

(Third Supplemental Indenture to the Indenture, dated as of December 22, 2004, between

Cinacalcet Royalty Sub LLC and U.S. Bank National Association, as previously amended by the

Supplemental Indenture, dated as of February 5, 2005 and Second Supplemental Indenture, dated as of October 20, 2006)

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of July 9, 2007 (this “Supplemental Indenture”), by and between CINACALCET ROYALTY SUB LLC, a Delaware limited liability company, as issuer of the Notes (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as initial trustee of the Notes (the “Trustee”), supplemental to the Indenture, dated as of December 22, 2004, as previously amended by the Supplemental Indenture, dated as of February 5, 2005 and the Second Supplemental Indenture, dated as of October 20, 2006 (the “Indenture”), made and entered into by and between the Issuer and the Trustee. Capitalized terms used but not defined herein have the same meanings assigned such terms in the Indenture.

RECITALS OF ISSUER

A. The Issuer and the Trustee are parties to the Indenture, providing for, among other things, the authentication, delivery and administration of the Issuer’s Secured 8% Notes due 2017.

B. The Issuer has proposed an amendment to cure an ambiguity in, correct or supplement a defective or inconsistent provision of, or to add to or modify a provision or agreement in the Indenture pursuant to Section 9.02(c) in order to permit the Issuer to distribute proceeds from the issuance of any subsequent Note issued under the Indenture to the owners of beneficial interests in the Issuer.

C. The Issuer has requested that the Trustee execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

NOW, THEREFORE, IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendment to Indenture. Section 5.02(b) of the Indenture is hereby amended by inserting after the phrase in clause (i) “with respect to any ownership of its Stock” the following words, “except that the Issuer may distribute to NPS or any owner of a beneficial interest in the Issuer any proceeds from an issuance of Notes in accordance with this Indenture”.

Section 1.02 Receipt by Trustee. In accordance with Section 9.04 of the Indenture, the parties acknowledge that the Trustee has received an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that this Supplemental Indenture complies with the applicable requirements of the Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.01 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and shall be read and construed together with the Indenture, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02 Severability. In the event that any provision of this Supplemental Indenture or the application thereof to any party hereto or to any circumstance or in any jurisdiction governing this Supplemental Indenture shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Supplemental Indenture, and the application of any such invalid or unenforceable provision to the parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Supplemental Indenture.

Section 2.03 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 2.04 Counterparts. This Supplemental Indenture may be executed in one or more counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 2.05 Headings, Etc. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give any Person, other than the parties hereto, any Registrar and any Paying Agent, and their respective successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

Section 2.07 Acceptance by Trustee. The Trustee hereby accepts the modifications of the Indenture effected by this Supplemental Indenture.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CINACALCET ROYALTY SUB LLC, as Issuer

By:	/s/ Val Antczak
Name:	Val Antczak
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

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